Exhibit 10.52

D. WECKSTEIN & Co., INC.
230 PARK AVENUE.SUITE 1516
NEW YORK. NEW YORK 10169

FAX (212} 986-8593                             (212) 986-3422                                        (800) 366-1250

TRADING@WECKSTEIN.COM

August 27, 2014

Growlife, Inc.
500 Union Street, Suite 406
Seattle, WA 98101
Attn: Mr. Marco Hegyi

Gentlemen:

This will confirm and constitute our agreement, whereby Growlife, Inc. (PHOT) (the company) employs us as a financial consultant and investment banker in seeking to obtain equity or debt financing through public or private offering of debt or equity securities and in seeking mergers and  acquisition candidates.

As compensation for our services under this agreement, D. Weckstein & Co., Inc. ("we", "us" “our"), shall receive Five Million (5,000,000) investment shares in Growlife, Inc. (PHOT) common shares.

As part of our services we will also provide you with strategic planning to help the Company meet its short-term objectives, including, but not limited to, strategic planning, meeting in our offices between our principals and representatives of the Company as requested.

You further agree that if in connection with financial transaction in which the Company may be involved, such as mergers, acquisitions, joint ventures, debt or lease placements and similar or other on balance or off-balance sheet corporate finance transactions, where we shall first introduce to the Company to any other party or entity and that as a result of such introduction a transaction between such party or entity and the Company is consummated ("a consummated transaction"), then the Company shall pay us a fee of 10% (ten percent) of the consideration paid to the Company or the value of the consummated transaction, in cash, upon the closing of the consummated transaction, irregardless of whether the consideration to the Company is received on current basis or in installments. By way of example, if the consummated transaction involved securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party or securities of another entity if the Company is the selling party) having a value of $5,000,000.00, the consideration paid us in cash at the closing shall be $500,000.00.  Where we have introduced a party to the Company and a transaction is consummated within three years of such introduction, it shall be presumed, for purposes of this agreement  that the transaction resulted from our introduction.

This agreement shall remain in effect through August 31, 2019. Notwithstanding anything herein to the contrary, if you shall, at any time prior to one year following the termination of this agreement conclude a consummated transaction with a party introduced by  us to you during  the term of this agreement, you shall pay us the fees set forth in the preceding paragraph.

If the foregoing letter meets with your approval and correctly states our agreement, kindly so signify by signing a copy of this letter where indicated below and returning it to me.

Very truly yours,

D. Weckstein & Co., Inc.

By: /s/ Donald E. Weckstein
_______________________

Donald E. Weckstein, President

ACCEPTED AND AGREED TO:

GrowLife, Inc.

By: /s/ Marco Hegyi
_________________

Marco Hegyi, President and CEO